Exhibit 10.9
EXECUTION COPY

STOCKHOLDERS AGREEMENT
DOANE PET CARE ENTERPRISES, INC.
Dated as of October 24, 2005

			Page
1	Restrictions on Transfers of Common Stock		2
	1.1	Restriction on Transfers by the Investor Stockholder	2
	1.2	Restrictions on Transfers by the Management Stockholders	2
	1.3	Other Restrictions	2

2	Sale by Management Stockholders to the Company		3
	2.1	Right to Sell	3
	2.2	Notice	3
	2.3	Payment	3

3	Right of the Company and OTPP to Purchase from Management Stockholders		3
	3.1	Right to Purchase	3
	3.2	Notice	4
	3.3	Payment	4

4	Sale of Class B Common Stock		5
	4.1	Sale of Class B Common Stock by Investor Stockholder	5
	4.2	Forced Sale of Class B Common Stock	5
	4.3	Limitations	6
	4.4	Failure to Make Payment	6

5	Purchase Price		6
	5.1	Fair Market Value	6
	5.2	Carrying Value	6
	5.3	Class B Common Stock Purchase Price	6

6	Prohibited Purchases		8

7	Tag-Along and Drag-Along Rights		9
	7.1	Tag-Along Rights	9
	7.2	Drag-Along Rights	11

8	Election of Directors		12

9	Stock Certificate Legend		14

10	Covenants; Representations and Warranties		15
	10.1	New Management Stockholders	15
	10.2	No Other Arrangements or Agreements	15
	10.3	Additional Representations and Warranties	16

11	Additional Provisions for the Benefit of the Investor Stockholder		17

i

(continued)

			Page
	11.1	Right to Indemnification	17
	11.2	Certain Taxes	19
	11.3	Additional Dividends	19

12	Taxes		19

13	Amendment and Modification		19

14	Parties		20
	14.1	Assignment by the Company	20
	14.2	Assignment Generally	20
	14.3	Termination	20
	14.4	Agreements to Be Bound	21

15	Recapitalizations, Exchanges, etc.		21

16	No Third Party Beneficiaries		22

17	Preparation for an IPO		22

18	Further Assurances		22

19	Governing Law; Jurisdiction		22

20	Invalidity of Provision		23

21	Waiver		23

22	Notices		23

23	Headings		25

24	Counterparts		25

25	Injunctive Relief		25

26	Trial by Jury		25

27	Defined Terms		25
ii

(continued)

Exhibit A	–	Spousal Waiver
Schedule A	–	Capitalization
iii

STOCKHOLDERS AGREEMENT
          STOCKHOLDERS AGREEMENT, dated as of October 24, 2005 (this “Agreement”), by and among Doane Pet Care Enterprises, Inc., a Delaware corporation (the “Company”), Ontario Teachers’ Pension Plan Board, a corporation without share capital organized under the laws of Ontario, Canada (“OTPP”), Wilchester Investments Limited, a Jersey limited company (the “Investor Stockholder”), and Douglas J. Cahill, and any other employee of the Company or its subsidiaries who may become a party to this Agreement pursuant to Section 10.1 hereof (collectively, the “Management Stockholders” and together with the Investor Stockholder, the “Non-OTPP Stockholders”). OTPP and the Non-OTPP Stockholders are hereinafter referred to collectively as the “Stockholders”. The initial amount of Common Stock held by each of the Stockholders as of the date hereof is set forth on Schedule A opposite such Stockholder’s name. Capitalized terms used herein without definition are defined in Section 27.
          WHEREAS, the Company entered into a certain Agreement and Plan of Merger, dated as of August 28, 2005, by and among DPC Newco Inc. (“Newco”), the Company and Doane Pet Care Company (“DPC”) (as the same may be amended modified, supplemented or restated from time to time, the “Merger Agreement”), providing for, among other things, the merger of Newco with and into the Company, with the Company as the surviving corporation (the “Merger”);
          WHEREAS, immediately prior to the Merger, the issued and outstanding capital stock of Newco consisted of (a) 3,067,454.14 shares of Class A common stock of Newco, par value $0.01 per share and (b) 71.32 shares of Class B common stock of Newco, par value $0.01 per share; and
          WHEREAS, at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of Newco was converted into one issued and outstanding share of the Company by virtue of the Merger, resulting in each issued and outstanding share of Class A common stock of Newco being converted into one issued and outstanding share of Class A Common Stock and each issued and outstanding share of Class B common stock of Newco being converted into one issued and outstanding share of Class B Common Stock.
          NOW, THEREFORE, in consideration of the mutual agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Restrictions on Transfers of Common Stock.
          1.1 Restriction on Transfers by the Investor Stockholder. No shares of Common Stock now or hereafter owned by the Investor Stockholder, nor any interest therein nor any rights relating thereto, may be Transferred, except (a) pursuant to Section 4.1 (“Sale of Class B Common Stock by Investor Stockholder”), (b) pursuant to Section 4.2 (“Forced Sale of Class B Common Stock”), (c) in a Registration, or (d) with the prior written consent of OTPP, such consent to be in OTPP’s sole discretion.
          1.2 Restrictions on Transfers by the Management Stockholders.
          (a) Generally. No shares of Common Stock now or hereafter owned by any Management Stockholder, nor any interest therein, nor any rights relating thereto, may be Transferred except (i) pursuant to Section 1.2(b) (“Estate Planning Transfers”) or, in case of his or her death, by will or by the laws of intestate succession, to his or her executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) pursuant to Section 2.1 (“Right to Sell”), (iii) pursuant to Section 3.1 (“Right to Purchase”), (iv) pursuant to Section 7.1 (“Tag-Along Rights”), (v) pursuant to Section 7.2 (“Drag-Along Rights”), or (vi) in a Registration.
          (b) Estate Planning Transfers. Shares of Common Stock held by Management Stockholders may be Transferred for estate-planning purposes of such Management Stockholder to (i) a trust, the beneficiaries of which are such Management Stockholder, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants, (ii) a charitable remainder trust, the income from which will be paid to such Management Stockholder during his or her life, (iii) a corporation, the stockholders of which are only such Management Stockholder, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants, or (iv) a partnership or limited liability company, the partners or members of which are only such Management Stockholder, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants (transferees permitted pursuant to clauses (i) through (iv) of this Section 1.2(b), together with the Persons enumerated in clause (i) of Section 1.2(a) above are collectively referred to herein as “Permitted Transferees”); provided, however, that if a Permitted Transferee ceases to be a Permitted Transferee of such Management Stockholder, any Transfer made to such Permitted Transferee shall be revoked and shall be null and void.
          1.3 Other Restrictions. Notwithstanding anything to the contrary contained in this Agreement, a Non-OTPP Stockholder shall not Transfer any shares of Common Stock to any resident of the Province of Ontario, Canada, without the prior written consent of OTPP, other than any Transfer of such Non-OTPP Stockholder’s shares of Common Stock pursuant to Section 14.1 of this Agreement.

          2. Sale by Management Stockholders to the Company.
          2.1 Right to Sell. Subject to all subsections of this Section 2 and to Section 6 (“Prohibited Purchases”), each of the Management Stockholders shall have the right to sell to the Company, and the Company shall have the obligation to purchase from each such Management Stockholder, all or any portion of such Management Stockholder’s shares of Rollover Stock at the Fair Market Value (as defined in Section 5.1) of such shares of Rollover Stock to be sold, only if the employment of such Management Stockholder with the Company or any Subsidiary that employs such individual (or by the Company on behalf of any such Subsidiary) (a) is terminated without Cause or (b) terminates as a result of the death or Disability of such Management Stockholder.
          2.2 Notice. If any Management Stockholder desires to sell shares of Rollover Stock pursuant to Section 2.1, he or she (or his or her estate, trust, corporation or partnership, as the case may be) shall notify the Company not more than 60 days after (a) such Management Stockholder is terminated without Cause or (b) the termination of employment as a result of the death or Disability of such Management Stockholder. Each such notice shall specify the number of shares of Rollover Stock such Management Stockholder owns at the time notice is given. Notwithstanding anything to the contrary in this Section 2, if required in order to prevent any shares of Common Stock from being accounted for as variable awards or as Company liabilities, the notice periods specified in this Section 2.2 shall not commence until the date that is six months and one day after the date they would otherwise commence (or such longer or shorter period as may be required under generally accepted accounting principles).
          2.3 Payment. Subject to Section 6 (“Prohibited Purchases”), payment for any shares of Common Stock sold by a Management Stockholder pursuant to Section 2.1 shall be made no later than on the date that is 90 days (or the first business day thereafter if the 90th day is not a business day) following the date of receipt by the Company of such Management Stockholder’s notice with respect to such shares pursuant to Section 2.2. The Company shall receive customary representations and warranties from each Management Stockholder regarding the shares of Common Stock that are the subject of Section 2.1, including but not limited to a representation and warranty that such Management Stockholder has good and marketable title to such shares to be transferred free and clear of all liens, claims and other encumbrances.
          3. Right of the Company and OTPP to Purchase from Management Stockholders.
          3.1 Right to Purchase. Subject to all subsections of this Section 3 and to Section 6 (“Prohibited Purchases”), the Company shall have the right (but not the obligation), exercisable by the Board in its sole discretion (excluding such Management

Stockholder or other members of the Board who are designees of the Management Stockholders), to purchase from each Management Stockholder, and each such Management Stockholder shall have the obligation, upon the Company exercising such right, to sell to the Company, all or any portion, of such Management Stockholder’s shares of Common Stock:
     (i) at the lesser of the Fair Market Value and the Carrying Value (as defined in Section 5.2) of such shares of Common Stock to be purchased, if such Management Stockholder’s employment with the Company and any Subsidiary that employs such individual is terminated by the Company and any such Subsidiary (or by the Company on behalf of any such Subsidiary) for Cause; or
     (ii) at the Fair Market Value of such shares of Common Stock to be purchased, if such Management Stockholder’s employment with the Company and any Subsidiary that employs such individual is terminated by the Company or such Management Stockholder for any reason other than for Cause.
          3.2 Notice. If the Company desires to purchase shares of Common Stock from a Management Stockholder pursuant to Section 3.1, it shall notify such Management Stockholder (or his or her estate, trust, corporation or partnership, as the case may be) not more than 90 days after the date of termination of employment of such Management Stockholder; provided that, with respect to the Company’s purchase of Common Stock acquired by such Management Stockholder pursuant to the exercise of Options occurring after the date of termination of employment of such Management Stockholder (to the extent such exercise is permitted by the underlying option agreement), the notice required by this Section 3.2 shall be given by the Company not later than 90 days after the acquisition of such shares by such Management Stockholder. Notwithstanding anything to the contrary in this Section 3, if required in order to prevent any shares of Common Stock from being accounted for as variable awards or as Company liabilities, the notice periods specified in this Section 3.2 shall not commence until the date that is six months and one day after the date they would otherwise commence (or such longer or shorter period as may be required under generally accepted accounting principles).
          3.3 Payment. Subject to Section 6 (“Prohibited Purchases”), payment for any shares of Common Stock purchased by the Company pursuant to Section 3.1 shall be made on the date that is 30 days (or the first business day thereafter if the 30th day is not a business day) following the date of the receipt by a Management Stockholder of the Company’s notice with respect to such shares pursuant to Section 3.2. The Company shall receive customary representations and warranties from each Management Stockholder regarding the shares of Common Stock that are the subject of Section 3.1, including but not limited to a representation and warranty that such Management

Stockholder has good and marketable title to such shares to be transferred free and clear of all liens, claims and other encumbrances.
          4. Sale of Class B Common Stock.
          4.1 Sale of Class B Common Stock by Investor Stockholder. Subject to Section 4.3, the Investor Stockholder shall have the right but not the obligation to sell to the Company, and the Company shall have the obligation to purchase from the Investor Stockholder, at any time all (but not less than all) of such Investor Stockholder’s shares of Class B Common Stock at a price per share of Class B Common Stock equal to the Class B Common Stock Purchase Price (as defined in Section 5.3). If the Investor Stockholder desires to exercise its right pursuant to this Section 4.1, it shall provide the Company 90 days’ prior written notice thereof; provided that such notice shall (a) be irrevocable and unconditional and (b) be given only if the Investor Stockholder contemporaneously provides a written notice exercising its right pursuant to Section 2.1 of the Voting Agreement. Payment for any shares of Class B Common Stock sold by the Investor Stockholder pursuant to this Section 4.1 shall be made no later than on the date that is 90 days (or the first business day thereafter if such 90th day is not a business day) following the date of receipt by the Company of the Investor Stockholder’s notice pursuant to this Section 4.1. Any purchaser of Class B Common Stock pursuant to this Section 4.1 shall receive customary representations and warranties from the Investor Stockholder regarding the shares of Class B Common Stock that are the subject of this Section 4.1, including, but not limited to, a representation and warranty that the Investor Stockholder has good and marketable title to such shares to be transferred, free and clear of all liens, claims and other encumbrances.
          4.2 Forced Sale of Class B Common Stock. Subject to Section 4.3, the Company shall have the right but not the obligation to redeem, at any time, all, but not less than all, of the then outstanding shares of Class B Common Stock, and each holder of such shares shall have the obligation, upon the Company’s exercise of such right, to transfer to the Company, all of such holder’s shares of Class B Common Stock for an amount per share equal to the Class B Common Stock Purchase Price. If the Company desires to redeem shares of Class B Common Stock from the holders thereof pursuant to this Section 4.2, it shall notify the holders thereof in writing; provided that such notice may be revocable or conditional or both. Payment for the shares of Class B Common Stock redeemed by the Company pursuant to this Section 4.2 shall be made on the date that is specified in the Company’s notice with respect to such shares pursuant to this Section 4.2. The Company shall receive customary representations and warranties from each holder of Class B Common Stock regarding the shares of Class B Common Stock that are the subject of this Section 4.2, including, but not limited to, a representation and warranty that such holder has good and marketable title to such shares to be transferred, free and clear of all liens, claims and other encumbrances.

          4.3 Limitations. Notwithstanding anything to the contrary herein, the Company shall not be permitted or obligated to purchase any shares of Class B Common Stock to the extent the Company is prohibited from purchasing such shares by, or such purchase would conflict with, applicable law or any debt instruments or agreements, including any amendment, renewal, extension, substitution, refinancing, replacement or other modification thereof, which have been entered into or which may be entered into by the Company or any of its Subsidiaries, including those relating to acquisitions by the Company or recapitalizations of the Company (the “Financing Documents”).
          4.4 Failure to Make Payment. If the Company fails to make any payment when due to the Investor Stockholder under this Section 4, (a) OTPP shall, or shall cause a third party to, pay to the Investor Stockholder such percentage of the portion of the aggregate Class B Common Stock Purchase Price which the Company fails to pay as is equal to OTPP’s direct or indirect percentage equity interest in the Company at the time of receipt of the written notice pursuant to Section 4.1 or Section 4.2, as the case may be, and (b) the Company shall pay any remaining portion of the aggregate Class B Common Stock Purchase Price with a subordinated note, which shall be fully subordinated in right of payment and exercise of remedies to the lenders’ rights under the Financing Documents, shall be payable as soon as the impediment under this Section 4.3 has been removed, shall bear interest at a rate equal to LIBOR plus 300 basis points and shall permit its transfer by the Investor Stockholder to any of its controlling Affiliates.
          5. Purchase Price.
          5.1 Fair Market Value. The “Fair Market Value” of any share of Common Stock being purchased by the Company shall be the amount which the holder of each such share would receive following a sale of the Company at its market value as determined in good faith by the Board. The Fair Market Value of any share of Common Stock to be purchased pursuant to Sections 2.1 or 3.1 shall be determined by the Board as of the later of (a) the date of termination of the Management Stockholder’s employment and (b) a date determined by the Board within thirty days prior to the delivery of the notice pursuant to Sections 2.2 or 3.2.
          5.2 Carrying Value. For the purposes of this Agreement, the “Carrying Value” of any share of Common Stock being purchased by the Company shall be equal to the price paid by the selling Stockholder for any such share less the amount of dividends and other distributions paid in respect of such share after the Closing Date; provided that the price of any shares of Rollover Stock shall be equal to the Closing Date Value, less the amount of dividends and distributions paid in respect of such shares after the Closing Date.
          5.3 Class B Common Stock Purchase Price. Unless otherwise agreed to by the Investor Stockholder and the Company, the “Class B Common Stock Purchase

Price” of any share of Class B Common Stock purchased pursuant to Section 4.1 or Section 4.2, as the case may be, shall be an amount equal to (a) the sum of (i) any accrued and unpaid dividends pursuant to Article Fourth, Section 2(a)(A) of the Certificate of Incorporation, (ii) any accrued and unpaid Annual Dividend Amount (as defined in the Certificate of Incorporation and, for the avoidance of doubt, without taking into account any Additional Amounts (as defined therein)) and (iii) any additional dividends to be declared by the Company (assuming, for this purpose, that the Company has made an election to declare such additional dividends) pursuant to Section 11.3, to the extent (and only to the extent) such dividends have not already been declared and paid, minus (b) any Adjustment Amount. For the avoidance of doubt, to the extent that the Class B Common Stock Purchase Price is a negative amount, such amount (expressed as a positive amount) shall be paid to the Company by the holder of such share of Class B Common Stock upon the consummation of the transactions contemplated by Section 4.1 or Section 4.2, as the case may be. Payment of the Class B Common Stock Purchase Price to which the holders of the Class B Common Stock may become entitled shall be made without withholding or deduction for, or on account of, any and all present and future Taxes, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of the United States, or any political subdivision or authority in or of the United States or any other jurisdiction from which payments of the Class B Common Stock Purchase Price are made, unless the withholding or deduction is required by law. In the event (i) any such withholding or deduction on payments of the Class B Common Stock Purchase Price is required by law or (ii) the Investor Stockholder becomes subject to U.S. federal, state or local income Tax, or franchise Tax, or any other Tax imposed on or measured by income, on its net income with respect to Special Dividends (as defined in the Certificate of Incorporation) or payments of the Class B Common Stock Purchase Price solely as a result of the Investor Stockholder owning the Class B Common Stock or performing its obligations pursuant to this Agreement, the Voting Agreement or the Subscription Agreements, unless otherwise agreed to by the Investor Stockholder and the Company, the Special Dividends or Class B Common Stock Purchase Price, as the case may be, shall include such additional amounts as may be necessary so that the net amount received by the Investor Stockholder, after such withholding, deduction or Tax, will equal the amount that such holder would have received had the Special Dividends or Class B Common Stock Purchase Price, as the case may be, not been subject to such withholding, deduction or Tax. Notwithstanding any other provision of this Agreement to the contrary, (A) no additional amounts shall be paid to the Investor Stockholder in respect of Taxes if such Taxes (“Excluded Taxes”) arise (x) in the case of clause (ii) of the prior sentence, as a result of the Investor Stockholder being treated as a “United States person” within the meaning of Section 7701(a) (30) of the Internal Revenue Code of 1986, as amended, or actually performing (including through a director, shareholder, employee, agent or otherwise) any of its obligations pursuant to this Agreement within the United States or (y) as a result of the Investor Stockholder breaching any of its obligations under this Agreement, the Voting Agreement or the Subscription Agreements and (B) the Investor Stockholder shall not be permitted to receive duplicative payments of additional amounts under this Agreement or Additional Amounts under the Certificate of Incorporation in respect of the same Tax. To the extent that the Investor Stockholder becomes entitled to additional amounts pursuant to this Section 5.3 or Additional Amounts (as defined in the Certificate of Incorporation) the Investor Stockholder shall promptly notify the Company thereof.
          6. Prohibited Purchases. Notwithstanding anything to the contrary herein, the Company shall not be permitted or obligated to purchase any shares of Common Stock from a Management Stockholder hereunder to the extent (a) the Company is prohibited from purchasing such shares by applicable law or by any Financing Documents, (b) an event of default has occurred (or, with notice or the lapse of time or both, would occur) under any Financing Document and is (or would be) continuing, (c) the purchase of such shares of Common Stock would, or in the view of the Board (excluding, if applicable, such Management Stockholder and other members of the Board who are designees of the Management Stockholders), would be reasonably likely to, result in the occurrence of an event of default under any Financing Document or create a condition which would be reasonably likely to, with notice or lapse of time or both, result in such an event of default or (d) the purchase of such shares of Common Stock would, in the view of the Board (excluding such Management Stockholder and other members of the Board who are designees of the Management Stockholders), be imprudent in view of the financial condition (present or projected) of the Company or any of its Subsidiaries or the anticipated impact of the purchase of such shares of Common Stock on the Company’s or any of its Subsidiaries’ ability to meet their respective obligations under any Financing Document or otherwise. If shares of Common Stock which the Company has the right or obligation to purchase on any date pursuant to Section 2.1 (“Right to Sell”) or Section 3.1 (“Right to Purchase”) exceed the total amount permitted to be purchased on such date pursuant to the preceding sentence (the “Maximum Amount”), the Company shall purchase on such date only that number of shares of Common Stock up to the Maximum Amount (if any) (and shall not be required to purchase more than the Maximum Amount) in such amounts as the Board shall in good faith determine, applying the following order of priority:
          (a) First, the shares of Common Stock of all Management Stockholders whose shares of Common Stock are being purchased by the Company by reason of termination of employment due to death or Disability and, to the extent that the number of shares of Common Stock that the Company is obligated to purchase from such Management Stockholders (but for this Section 6) exceeds the Maximum Amount, such shares of Common Stock pro rata among such Management Stockholders on the basis of the number of shares of Common Stock held by each of such Management Stockholders that the Company is obligated to or has the right to purchase,
          (b) Second, to the extent that the Maximum Amount is in excess of the amount the Company purchases pursuant to clause (a) above, the shares of Common

Stock of all Management Stockholders whose shares of Common Stock are being purchased by the Company by reason of termination of employment without Cause up to the Maximum Amount (as reduced by shares described in clause (a) to be purchased) and, to the extent that the number of shares of Common Stock that the Company is obligated to purchase from such Management Stockholders (but for this Section 6) exceeds the Maximum Amount (as reduced by shares described in clause (a) to be purchased), such shares of Common Stock pro rata among such Management Stockholders on the basis of the number of shares of Common Stock held by each of such Management Stockholders that the Company is obligated or has the right to purchase, and
          (c) Third, to the extent the Maximum Amount is in excess of the amounts the Company purchases pursuant to clauses (a) and (b) above, the shares of Common Stock of all other Management Stockholders whose shares of Common Stock are being purchased by the Company up to the Maximum Amount (as reduced by shares described in clauses (a) and (b) to be purchased) and, to the extent that the number of shares of Common Stock that the Company is obligated to purchase from such Management Stockholders (but for this Section 6) exceeds the Maximum Amount (as reduced by shares described in clauses (a) and (b) to be purchased), the shares of Common Stock of such Management Stockholders in such order of priority and in such amounts as the Board (excluding such Management Stockholders and other members of the Board who are designees of the Management Stockholders) in its sole discretion shall in good faith determine to be appropriate under the circumstances.
          Notwithstanding anything to the contrary contained in this Agreement, if the Company is unable to make any payment when due to any Management Stockholder under this Agreement by reason of this Section 6, the Company shall have the option to either (i) make such payment at the earliest practicable date permitted under this Section 6 or (ii) pay the purchase price for such shares of Common Stock with a subordinated note, which is fully subordinated in right of payment and exercise of remedies to the lenders’ rights under the Financing Documents; provided that any such note shall be secured by a pledge of the Common Stock so purchased and be payable as soon as the impediment under this Section 6 has been removed and shall bear interest at a rate equal to LIBOR plus 300 basis points.
          7. Tag-Along and Drag-Along Rights.
          7.1 Tag-Along Rights.
          (a) In the event that at any time OTPP proposes to sell shares of Class A Common Stock owned by it to any Person (a “Proposed Purchaser”), other than any Transfer (i) pursuant to a Registration or Rule 144, or (ii) to an Affiliate, then OTPP will promptly provide each Non-OTPP Stockholder written notice (a “Sale Notice”) of such proposed sale (a “Proposed Sale”) and the material terms of the Proposed Sale as of the date of Sale Notice (the “Material Terms”), including the aggregate number of shares of Class A Common Stock the Proposed Purchaser is willing to purchase, the price of such shares and the identity of the Proposed Purchaser. If, within 30 days of the receipt of the Sale Notice, OTPP receives a written request (a “Sale Request”) to include shares of Class A Common Stock held by one or more Management Stockholders (including any number of shares to be acquired by such Management Stockholder in or before the closing of the Proposed Sale), such Class A Common Stock shall be so included as provided therein; provided, however, that any Sale Request shall be irrevocable unless (x) there shall be a material adverse change in the Material Terms or (y) otherwise mutually agreed to in writing by such Management Stockholders and OTPP. Each Management Stockholder wishing to include in the Proposed Sale shares of Option Stock must include with such Management Stockholder’s Sale Request an irrevocable commitment to exercise such Options immediately prior to the closing of such Proposed Sale, subject only to the closing of such Proposed Sale.
          (b) The number of shares of Class A Common Stock that any Management Stockholder will be permitted to include in a Proposed Sale on a pro rata basis pursuant to a Sale Request will be equal to the product of (i) (A) the number of shares of Class A Common Stock held by such Management Stockholder divided by (B) the number of shares of Class A Common Stock held by all Stockholders participating in such Proposed Sale and (ii) the aggregate number of shares of Common Stock proposed to be sold in such Proposed Sale.
          (c) Shares of Class A Common Stock subject to a Sale Request will be included in a Proposed Sale pursuant hereto and to any agreement with the Proposed Purchaser relating thereto on the same terms and subject to the same conditions applicable to the shares of Class A Common Stock which OTPP proposes to sell in the Proposed Sale. Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by OTPP and the Company in connection with the Proposed Sale) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that (x) any representations and warranties relating specifically to any Management Stockholder shall only be made by that Management Stockholder; and (y) the form of consideration to be received by OTPP in connection with the Proposed Sale may be different from that received by the Management Stockholders so long as the per share value of the consideration to be received by OTPP is the same or less than that to be received by the Management Stockholders (as reasonably determined by the Board in good faith).
          (d) Upon delivering a Sale Request, each Management Stockholder will, if requested by OTPP (or any of its Affiliates), execute and deliver a custody agreement and power of attorney in form and substance satisfactory to OTPP (or any such Affiliate of OTPP) (a “Custody Agreement and Power of Attorney”) with respect to the shares of the Class A Common Stock which are to be included in the Proposed Sale pursuant to this Section 7.1. The Custody Agreement and Power of Attorney will provide, among other things, that each such Management Stockholder will deliver to and deposit in custody with OTPP, named as the custodian and attorney-in-fact therein, a certificate or certificates representing such shares of Class A Common Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint OTPP as such Management Stockholder’s agent and attorney-in-fact with full power and authority to act under a custody agreement and power of attorney on behalf of such Management Stockholder with respect to the matters specified therein.
          (e) Each Management Stockholder, to the extent it exercises rights pursuant to this Section 7.1, hereby agrees to (i) cooperate in good faith to effectuate such Proposed Sale, (ii) consent to and raise no objections against, and (iii) take all necessary or desirable actions in connection with, the consummation of the Proposed Sale, including those actions reasonably requested by OTPP. Without limiting the generality of the foregoing, subject to the terms set forth in this Section 7.1, each Management Stockholder hereby waives any dissenters rights, appraisal rights or similar rights in connection with such Proposed Sale.
          7.2 Drag-Along Rights.
          (a) In the event that any time OTPP proposes to sell shares of Class A Common Stock owned by it to any Proposed Purchaser other than any Transfer (i) pursuant to a Registration or Rule 144, or (ii) to an Affiliate, and the shares proposed to be sold, together with all shares of Class A Common Stock previously sold by OTPP and/or its Affiliates would represent more than 50% of the aggregate number of shares of Class A Common Stock owned by OTPP immediately after the Closing, then OTPP may provide each Non-OTPP Stockholder with a written notice (a “Drag-Along Notice”) of such Proposed Sale and the Material Terms thereof not less than 15 business days prior to the proposed closing date of the Proposed Sale, and each Management Stockholder hereby agrees to sell to such Proposed Purchaser that number of shares of Class A Common Stock equal to the product of (x) the number of shares of Class A Common Stock then held by such Management Stockholder (plus any number of shares to be acquired by such Management Stockholder on or before the closing of the Proposed Sale) multiplied by (y) the percentage of the aggregate Class A Common Stock held by OTPP that is represented by the Class A Common Stock that OTPP proposes to sell in the Proposed Sale; provided that the number of shares of Class A Common Stock held by any Stockholder (or all of them) shall be determined on an as-converted basis as of the date of the Drag-Along Notice.
          (b) Shares of Class A Common Stock subject to a Drag-Along Notice will be included in the Proposed Sale pursuant hereto and to any agreement with the

Proposed Purchaser relating thereto on the same terms and subject to the same conditions applicable to the shares of Class A Common Stock which OTPP proposes to sell in the Proposed Sale. Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by OTPP and the Company in connection with the Proposed Sale) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that (x) any representations and warranties relating specifically to any Management Stockholder shall only be made by that Management Stockholder, and (y) that the form of consideration to be received by OTPP in connection with the Proposed Sale may be different from that received by the Management Stockholder so long as the per share value of the consideration to be received by OTPP is the same or less than the per share cash consideration to be received by the Management Stockholders (as reasonably determined by the Board in good faith).
          (c) Each Management Stockholder will, if requested by OTPP (or any of its Affiliates), execute and deliver a Custody Agreement and Power of Attorney in form and substance satisfactory to OTPP (or any such Affiliate of OTPP) with respect to the shares of Class A Common Stock which are to be included in the Proposed Sale pursuant to this Section 7.2. The Custody Agreement and Power of Attorney will provide, among other things, that each such Management Stockholder will deliver to and deposit in custody with OTPP, named as the custodian and attorney-in-fact therein, a certificate or certificates representing such shares of Class A Common Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly endorsed stock powers in blank) and irrevocably appoint OTPP such Management Stockholder’s agent and attorney-in-fact with full power and authority to act under a custody agreement and power of attorney on behalf of such Management Stockholder with respect to the matters specified therein.
          (d) Each Management Stockholder hereby agrees to (i) cooperate in good faith to effectuate such Proposed Sale, (ii) consent to and raise no objections against, and (iii) take all necessary or desirable actions in connection with, the consummation of the Proposed Sale, including those actions reasonably requested by OTPP. Without limiting the generality of the foregoing, subject to the terms set forth in this Section 7.2, each Management Stockholder hereby waives any dissenters rights, appraisal rights or similar rights in connection with such Proposed Sale.
          8. Election of Directors.
          (a) Each holder of Class B Common Stock shall vote all of its shares of Class B Common Stock and shall take all other necessary or desirable actions within such Stockholder’s control (whether in such Stockholder’s capacity as a stockholder, director, member of a Board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and approval of amendments and/or restatements of the Company’s certificate of incorporation or by-laws), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board or stockholder meetings and approval of amendments and/or restatements of the Company’s certificate of incorporation or by-laws), so that:
     (i) the authorized number of directors on the Board shall be as established by OTPP; provided that such number shall initially be three;
     (ii) the Chief Executive Officer of the Company shall be elected to the Board;
     (iii) the remainder of the directors, which will be designated by OTPP, shall be elected to the Board;
     (iv) the removal from the Board (with or without cause) of any representative designated pursuant hereto by OTPP shall be at OTPP’s written request, but only upon such written request and under no other circumstances.
          (b) In order to secure the obligation of each holder of Class B Common Stock to vote its shares of Class B Common Stock in accordance with the provisions of Section 8(a) above, each such holder (to the extent it is a Non-OTPP Stockholder) hereby irrevocably appoints OTPP as its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of such holder’s shares of Class B Common Stock for the election and removal of directors and all such other matters as expressly provided for in Section 8(a) above. OTPP may exercise the irrevocable proxy granted to it hereunder at any time any such holder fails to comply with the provisions of this Section 8(a). The proxies and powers granted by each such holder pursuant to this Section 8(b) are coupled with an interest and are given to secure the performance of the obligations under this Agreement. Such proxies and powers will be irrevocable until the termination of this Agreement.
          (c) Approval of at least one member of the Board, other than the Chief Executive Officer or any Independent Director, shall be required in connection with any action of the Board.
          (d) The composition of the board of directors (or similar forming bodies) of each of the Company’s Subsidiaries (a “Subsidiary Board”) shall be determined only upon the approval of the Board; and any committee of the Board or any Subsidiary Board shall be created only upon the approval of the Board or such Subsidiary Board; provided that the composition of the board of directors of DPC shall be as provided in the Voting Agreement.

          9. Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing shares of Common Stock owned by the Stockholders shall bear upon its face the following legends, as appropriate:
(a)	“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL TO THE STOCKHOLDER, WHICH COUNSEL MUST BE, AND THE FORM AND SUBSTANCE OF WHICH OPINION ARE, SATISFACTORY TO DOANE PET CARE ENTERPRISES, INC. (THE “ISSUER”), SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT, SUCH LAWS AND THE STOCKHOLDERS AGREEMENT OF THE ISSUER, DATED AS OF OCTOBER 24, 2005 (THE “STOCKHOLDERS AGREEMENT”).”

(b)	“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER CONDITIONS AS SPECIFIED IN THE STOCKHOLDERS AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF THE ISSUER AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SHARES UPON WRITTEN REQUEST.”

(c)	“THE ISSUER WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OR SERIES OF SHARES AUTHORIZED TO BE ISSUED AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.”

In addition, certificates representing shares of Class B Common Stock shall bear upon their face the following legend:
“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, AN IRREVOCABLE PROXY AND OTHER CONDITIONS AS SPECIFIED IN THE STOCKHOLDERS AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF THE ISSUER AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SHARES UPON WRITTEN REQUEST.”
In addition, certificates representing shares of Common Stock owned by residents of certain states shall bear any legends required by the laws of such states.
All Stockholders shall be bound by the requirements of such legends. Upon a Registration of any shares of Common Stock, the certificate representing the registered shares shall be replaced, at the expense of the Company, with certificates not bearing the legends required by clauses (a) and (b) of this Section 9.
          10. Covenants; Representations and Warranties.
          10.1 New Management Stockholders. Each of the Stockholders hereby agrees that any employee of the Company or any of its Subsidiaries who, on or after the date of this Agreement, is offered shares of any class of Common Stock or holds Options exercisable into shares of Common Stock shall, as a condition precedent to the acquisition of such shares of Common Stock or the exercise of such Options, as the case may be, (a) become a party to this Agreement by executing a signature page to the same and (b) if such employee is a resident of a state with a community or marital property system, cause his or her spouse to execute a Spousal Waiver in the form of Exhibit A attached hereto, and deliver such executed signature page to this Agreement and Spousal Waiver, if applicable, to the Company at its address specified in Section 22 hereof. Upon such execution and delivery, such employee shall be a Management Stockholder for all purposes of this Agreement and the Company shall amend Schedule A accordingly.
          10.2 No Other Arrangements or Agreements. Each Stockholder hereby represents and warrants to the Company and to each other that, except for this Agreement, the Registration Rights Agreement, any Stock Subscription Agreement, and in the case of any Management Stockholder, any Exchange Agreement, any Deferred Share Agreement, any employment agreement with the Company or any Subsidiary and any stock option agreement applicable to such Management Stockholder, he, she or it has not entered into or agreed to be bound by any other arrangements or agreements of any kind with any other party with respect to the shares of Common Stock, including, but not limited to, arrangements or agreements with respect to the acquisition or disposition of shares of Common Stock or any interest therein or the voting of shares of Common Stock (whether or not such agreements and arrangements are with the Company or any of its Subsidiaries, or Management Stockholders) and each Management Stockholder agrees that, except as expressly permitted under this Agreement, he or she will not enter into any such other arrangements or agreements.
          10.3 Additional Representations and Warranties. Each Stockholder represents and warrants to the Company and each other Stockholder that:
          (a) such Stockholder has the power, authority and capacity (or, in the case of any Stockholder that is a corporation, limited liability company or limited partnership, all corporate limited liability company or limited partnership power and authority, as the case may be) to execute, deliver and perform this Agreement;
          (b) in the case of a Stockholder that is a corporation, limited liability company or limited partnership, the execution, delivery and performance of this Agreement by such Stockholder have been duly and validly authorized and approved by all necessary corporate, limited liability company or limited partnership action, as the case may be;
          (c) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity;
          (d) the execution, delivery and performance of this Agreement by such Stockholder does not and will not violate the terms of or result in the acceleration of any obligation under (i) any material contract, commitment or other material instrument to which such Stockholder is a party or by which such Stockholder is bound or (ii) in the case of a Stockholder that is a corporation, limited liability company or limited partnership, the certificate of incorporation and the by-laws, the certificate of formation and the limited liability company agreement, or the certificate of limited partnership and the limited partnership agreement, as the case may be;
          (e) in the case of a Stockholder who is married and whose shares of Common Stock constitute community property or who otherwise requires spousal or other approval for this Agreement to be legal, valid and binding with respect to such Stockholder’s shares of Common Stock, this Agreement has been validly authorized and approved by, and constitutes a valid and binding agreement of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms; and

          (f) if such employee is a resident of a state with a community or marital property system, such employee’s spouse has executed a Spousal Waiver in the form of Exhibit A attached hereto, and such employee has delivered such executed Spousal Waiver to the Company at its address specified in Section 22 hereof.
          11. Additional Provisions for the Benefit of the Investor Stockholder.
          11.1 Right to Indemnification.
          (a) Generally. Subject to the limitations and conditions as provided herein or by applicable law, the Company shall indemnify the Investor Stockholder against judgments, penalties (including punitive damages), fines, settlements and reasonable and documented expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by such Investor Stockholder in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could reasonably lead to such a Proceeding, in connection with its serving in such capacity to the extent (and only to the extent) the Investor Stockholder acted within the scope of its authority. Indemnification under this Section 11.1 shall continue as to a Person who has ceased to serve in the capacity of the Investor Stockholder for any and all liabilities and damages related to and arising from such Person’s activities while acting in such capacity.
          (b) Advances. The right to indemnification conferred in this Section 11.1 shall include a limited right to receive advances for any and all reasonable expenses incurred by the Investor Stockholder if it was, or is threatened, to be made a named defendant or respondent in a Proceeding prior to the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided, however, that the right to any such advances shall be contingent on delivery by the Investor Stockholder to the Company of a written affirmation by the Investor Stockholder of its good faith belief that it has met the standard of conduct necessary for indemnification under this Section 11.1 and a written undertaking, by or on behalf of the Investor Stockholder, to repay all amounts so advanced if it shall ultimately be determined that the Investor Stockholder is not entitled to be indemnified under this Section 11.1 or otherwise.
          (c) Nature of Right to Indemnification; Contribution. No amendment, modification or repeal of this Section 11.1 shall have the effect of limiting or denying the rights granted pursuant to this Section 11.1 with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 11.1 could involve indemnification for negligence or under theories of strict liability. Notwithstanding anything herein to the contrary, no such indemnification shall be available in respect of any loss or damage to the extent that such loss or damage is determined to have been primarily caused by the gross negligence, willful misconduct, fraud or bad faith of the Person claiming indemnification. The right to indemnification and the advancement and payment of expenses conferred in this Section 11.1 shall not be exclusive of any other right which a Person indemnified pursuant to Section 11.1 may have or hereafter acquire under any law (common or statutory), this Agreement, or any other agreement, vote of the Stockholders or otherwise. If this Section 11.1 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Section 11.1 as to costs, charges and reasonable and documented expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 11.1 that shall not have been invalidated and to the fullest extent permitted by applicable law.
          (d) Third Party Claims. In no case shall the Company be required to indemnify the Investor Stockholder under this Section 11.1 with respect to any claim against the Investor Stockholder unless the Company shall be notified by the Investor Stockholder, in writing, of the written assertion of such claim against it or of any other action commenced against it, reasonably promptly after it shall have received any such written assertion. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company may assume the defense of any pending or threatened action against the Investor Stockholder in respect of which indemnification may be sought hereunder, in which case the Company shall not thereafter be responsible for the fees and disbursements of legal counsel under this paragraph; provided that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both the Company and the Investor Stockholder unless representation of both parties by the same legal counsel would not, in the written opinion of counsel, be inappropriate due to actual or potential conflicting interests between them.
          (e) Duty to Mitigate. The Investor Stockholder shall take all reasonable steps to mitigate any of its damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.
          (f) Investor Stockholder. Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 11.1 only, the capitalized term “Investor Stockholder” shall mean Wilchester Investments Limited, a Jersey limited company, in its capacities as (i) the Investor Stockholder pursuant to this Agreement, (ii) the “Investor Stockholder” pursuant to the Voting Agreement and(iii) a party to the Guarantee and Collateral Agreement, of even date herewith, made by the Company, Wilchester Investments Limited and the other parties thereto in favor of Lehman Commercial Paper Inc.

          (g) Notice. To the extent that the Investor Stockholder becomes entitled to indemnification (including, for the avoidance of doubt, any advances) pursuant to this Section 11.1, the Investor Stockholder shall promptly notify the Company thereof.
          11.2 Certain Taxes. If the Investor Stockholder or any of its controlling Affiliates at any time incurs, becomes subject to, or otherwise becomes liable for, a Transfer Tax or Jersey value added Tax (or such other equivalent or analogous Tax as may be introduced by the States of Jersey from time to time) in respect of the Class B Common Stock, the Investor Stockholder shall promptly notify the Company thereof. In addition, in the event that any U.S. federal, state or local Taxes (other than Excluded Taxes) are payable by, or imposed upon, the Investor Stockholder or any of its controlling Affiliates or for which the Investor Stockholder or any of its controlling Affiliates is otherwise liable in respect of (i) any dividends or distributions received by the Investor Stockholder with respect to the Class B Common Stock, (ii) the conversion of the Class B common stock of Newco into Class B Common Stock pursuant to the Merger or (iii) the receipt by the Investor Stockholder of the Class B Common Stock Purchase Price, the Investor Stockholder shall promptly notify the Company thereof (such Taxes collectively referred to herein as “Additional Dividend Covered Taxes”).
          11.3 Additional Dividends. Upon receipt of a notice pursuant to Section 11.1(g) or Section 11.2, the Company shall either (a) exercise its rights under Section 4.2, or (b) declare an additional dividend on the Class B Common Stock in such amount as may be necessary so that the economic position of the Investor Stockholder and its controlling Affiliates in respect of the Investor Stockholder’s investment in the Class B Common Stock, after both the receipt of such additional dividend and payment by the Investor Stockholder or its controlling Affiliates of the amounts in respect of which indemnification is sought, or the amounts incurred by virtue of such Transfer Tax, such Jersey value added Tax or any Additional Dividend Covered Taxes, as the case may be, remains the same.
          12. Taxes. The Company shall cause to be prepared and filed all material Tax returns for the Company and its subsidiaries required to be filed. Upon written request by the Company, each Stockholder shall furnish to the Company relevant information in its possession that is necessary or relevant to enable the Tax returns of the Company and its subsidiaries to be prepared and filed. The Company shall timely furnish, or shall cause to be timely furnished, to each Stockholder any information that is required to enable Tax returns to be prepared for, or by, such Stockholder or any of its controlling Affiliates.
          13. Amendment and Modification. This Agreement may not be amended, modified or supplemented except by a written instrument signed by the Company and OTPP; provided, however, that the Company may, pursuant to Section 10.1, amend Schedule A without the consent of any other party hereto.

Notwithstanding the foregoing, this Agreement may not be amended, modified or supplemented (i) without the prior written consent of a majority in interest of the Management Stockholders (based on the aggregate number of shares of Common Stock owned by the Management Stockholders at the time of such amendment, modification or supplement), if such amendment, modification or supplement would reasonably be expected to materially and adversely affect the Management Stockholders or (ii) without the prior written consent of the Investor Stockholder, if such amendment, modification or supplement would reasonably be expected to adversely affect the Investor Stockholder. The Company shall notify all Stockholders promptly after any such amendment, modification or supplement shall have taken effect. Except to the extent any such waiver, amendment, modification or supplement would adversely affect the Investor Stockholder, the Investor Stockholder hereby agrees to vote all of its shares of Class B Common Stock as directed by OTPP in connection with any waiver, amendment, modification or supplement to the Certificate of Incorporation on which shares of Class B Common Stock are entitled to vote.
          14. Parties.
          14.1 Assignment by the Company. The Company shall have the right to assign to OTPP all or any portion of its rights and obligations under Section 2.1 (“Right to Sell”), Section 3.1 (“Right to Purchase”), Section 4.1 (“Sale of Class B Common Stock by Investor Stockholder”) and Section 4.2 (“Forced Sale of Class B Common Stock”); provided that any such assignment or assumption is accepted by OTPP. If the Company has not exercised its right to purchase shares of Common Stock pursuant to any such Section within 15 days of receipt by the Company of the letter, notice or other occurrence giving rise to such right, then OTPP shall have the right to require the Company to assign such right. OTPP shall have the right to assign to one or more of its Affiliates all or any of its rights to purchase shares of Common Stock pursuant to this Section 14.1.
          14.2 Assignment Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided that neither the Company nor any Non-OTPP Stockholder shall assign any of its rights or obligations hereunder without the consent of OTPP unless, in the case of a Non-OTPP Stockholder, such assignment is in connection with a Transfer explicitly permitted by this Agreement and, prior to such assignment, such assignee complies with the requirements of Section 14.4.
          14.3 Termination. Any Stockholder who ceases to own shares of Common Stock or any interest therein, shall cease to be a party to, or a Person who is subject to, this Agreement and thereafter shall have no rights or obligations hereunder; provided, however, that a Transfer of shares of Common Stock not explicitly permitted under this Agreement shall not relieve a Stockholder of any of his or her obligations hereunder. All rights and obligations pursuant to Section 1.1 (“Restrictions on Transfers by the Investor Stockholder”), Section 1.2 (“Restrictions on Transfers by the Management Stockholders”), Section 2 (“Sale by Management Stockholders to the Company”), Section 3 (“Right of the Company and OTPP to Purchase from Management Stockholders”), Section 4 (“Sale of Class B Common Stock”), Section 5 (“Purchase Price”), and Section 7 (“Tag-Along and Drag-Along Rights”) of this Agreement shall terminate upon the occurrence of an IPO.
          14.4 Agreements to Be Bound. Notwithstanding anything to the contrary contained in this Agreement, any Transfer of shares by a Stockholder (the “Transferor”) (other than (x) pursuant to a Registration or (y) pursuant to Section 2 (“Sale by Management Stockholders to the Company”), Section 3 (“Right of the Company and OTPP to Purchase from Management Stockholders”), Section 4.2 (“Forced Sale of Class B Common Stock”), Section 7 (“Tag-Along and Drag-Along Rights”) or Section 14.3) shall be permitted under the terms of this Agreement only if the transferee of such Transferor (the “Transferee”) shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in substance and form to the Company, and in the case of a Transferee of a Management Stockholder who resides in a state with a community property system, such Transferee causes his or her spouse, if any, to execute a Spousal Waiver in the form of Exhibit A attached hereto. Upon the execution of the instrument of assumption by such Transferee and, if applicable, the Spousal Waiver by the spouse of such Transferee, such Transferee shall enjoy all of the rights and shall be subject to all of the restrictions and obligations of the Transferor of such Transferee, including, without limitation, if such Transferor was a Management Stockholder, the provisions of Section 2 (“Sale by Management Stockholders to the Company”) and Section 3 (“Right of the Company and OTPP to Purchase from Management Stockholders”) or, if such Transferor was an Investor Stockholder, the provisions of Section 4.1 (“Sale of Class B Common Stock by Investor Stockholder”), Section 4.2 (“Forced Sale of Class B Common Stock”) and Section 8 (“Election of Directors”) (which shall continue to apply as though such Transferor were still the holder of such shares).
          15. Recapitalizations, Exchanges, etc. Except as otherwise provided herein, the provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the shares of Common Stock and (b) any and all shares of capital stock of the Company or any successor or assign of the Company which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise. All share numbers and percentages shall be proportionately adjusted to reflect any stock split, stock dividend or other subdivision or combination effected after the date hereof.

          16. No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.
          17. Preparation for an IPO. Notwithstanding anything in this Agreement to the contrary, in connection with and subject to the closing of an IPO, the Stockholders shall vote their shares of Common Stock and take all actions necessary or desirable (including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including calling special board and stockholder meetings), to amend the Amended and Restated Certificate of Incorporation and the Bylaws of the Company to include such provisions as the Board in its reasonable judgment determines (which provisions may include provisions preserving the rights of OTPP as the controlling Stockholder of the Company). In each case, such provisions will be developed by OTPP and the managing underwriters, taking into account (a) then-prevailing corporate governance practices for companies operating in the Company’s and its Subsidiaries’ industry and in public offerings involving controlling stockholders and (b) the then prevailing or applicable practices and requirements of any exchange on which Common Stock may be listed.
          18. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
          19. Governing Law; Jurisdiction. This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof. By execution and delivery of this Agreement, each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, for purposes of any claim, action or proceeding arising out of this Agreement or any other transaction contemplated hereby. Each party hereto agrees to commence any such claim, action or proceeding only in the United States District Court for the Southern District of New York or, if such claim, action or proceeding cannot be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction of such courts, (b) such party and such party’s property is immune from any legal process issued by such courts or (c) any claim, action or proceeding commenced in such courts is brought in an inconvenient forum. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth in Section 22 shall be effective service of process for any claim, action or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 19 or otherwise.
          20. Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.
          21. Waiver. The waiver by any party hereto of a breach or default of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or default or as a waiver of any other or subsequent breach or default, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          22. Notices. All notices, requests, claims, demands, letters, waivers and other communications permitted or required under this Agreement shall be in writing and shall be deemed to be duly given if hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the other parties hereto. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases:
     (i) If to the Company, to it at:
210 Westwood Place South, Suite 400
Brentwood, Tennessee 37027
Attention: Chief Executive Officer
Telephone: (615) 373-7774
Facsimile: (615) 309-1196
with copies (which shall not constitute notice) to:

Teachers’ Private Capital
Ontario Teachers’ Pension Plan Board
5650 Yonge Street
Toronto, Ontario M2M 4H5 Canada
Attention: Dean Metcalf
                  Michael Padfield, Esq.
Telephone: (416) 730-6166
Facsimile: (416) 730-5083
and Debevoise & Plimpton LLP at its address set forth in clause (iii) below.
     (ii) If to a Management Stockholder, to his or her attention at the last address of record for such Management Stockholder in the books and records of the Company.
     (iii) If to OTPP, to it at:
c/o Teachers’ Private Capital
Ontario Teachers’ Pension Plan Board
5650 Yonge Street
Toronto, Ontario M2M 4H5 Canada
Attention: Dean Metcalf
                  Michael Padfield, Esq.
Telephone: (416) 730-6166
Facsimile: (416) 730-5083
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Margaret A. Davenport, Esq.
Telephone: (212) 909-6000
Facsimile: (212) 909-6836
     (iv) If to the Investor Stockholder, to it at:
P.O. Box 150, First Island House
Peter Street
St. Helier, Jersey
Channel Islands, JE4 5NW
Attention: John Honey

Telephone: (44) 1534 888050
Facsimile: (44) 1534 504891
with a copy (which shall not constitute notice) to:
Sidley Austin Brown & Wood LLP
787 Seventh Avenue
New York, New York 10019
Attention: Joseph W. Armbrust, Jr., Esq.
Telephone: (212) 839-5300
Facsimile: (212) 839-5599
          23. Headings. The headings to Sections in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.
          24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
          25. Injunctive Relief. Each of the parties hereto agrees that the shares of Common Stock cannot readily be purchased or sold in the open market, and for that reason, among others, the Company and the Stockholders will be irreparably damaged in the event this Agreement is not specifically enforced. Each of the parties hereto therefore further agrees that, in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Company or any Stockholder may have.
          26. Trial by Jury. EACH STOCKHOLDER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          27. Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them below:
     Adjustment Amount: an amount, if any, equal to the product of (a) the Annual Dividend Amount (as defined in the Certificate of Incorporation and, for the avoidance of doubt, without taking into account any Additional Amounts (as defined therein)) and (b) a fraction of which (i) the numerator is the number of calendar days, if any, from and including the date on which the transactions contemplated by Section 4.1 or Section 4.2, as the case may be, would be consummated until the calendar day preceding the next anniversary of the Closing Date and (ii) the denominator is 365.
     Affiliate: a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.
     Board: the board of directors of the Company.
     Cause: unless otherwise provided in such Management Stockholder’s award or employment agreement, (i) the commission of a felony or the commission of any act or omission involving moral turpitude, dishonesty, disloyalty or fraud, (ii) conduct tending to bring the Company or any of its affiliates into public disgrace or disrepute, (iii) gross negligence or willful misconduct with respect to the Company or any of its affiliates, (iv) failure to accept and cooperate with actions and initiatives assigned to the Management Stockholder by the Board, the Chief Executive Officer of the Company, or the Management Stockholder’s direct supervisor, or (v) the Management Stockholder or any member of the Management Stockholder’s family shall engage in any Restricted Activity with any customer, supplier or other person having a business relation with the Company, without the prior written approval of the Board.
     Certificate of Incorporation: the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.
     Class A Common Stock: the Class A Common Stock of the Company, par value $0.01 per share.
     Class B Common Stock: the Class B Common Stock of the Company, par value $0.01 per share.
     Closing: the closing of the transactions contemplated by the Merger Agreement.
     Closing Date: the effective date of this Agreement.
     Closing Date Value: $100.00 per share of Common Stock, as such number may be equitably adjusted for any stock dividend, stock split, reverse stock split, recapitalization or consolidation.

     Common Stock: the Class A Common Stock and the Class B Common Stock, including, for the avoidance of doubt, any Rollover Stock.
     Deferred Share Agreements: the Deferred Share Agreements, of even date herewith, between the Company and the other parties thereto.
     Disability: unless otherwise provided in a Management Stockholder’s award or employment agreement, a physical or mental impairment that renders a Management Stockholder unable to perform the essential functions of such Management Stockholder’s position even with reasonable accommodation (that does not impose an undue hardship on the Company), and which has lasted at least sixty consecutive days. A physician selected by the Company or its insurers, and consented to by such Management Stockholder or such Management Stockholder’s personal representative shall make the determination of the existence of a Disability. Consent by the Management Stockholder or the Management Stockholder’s personal representative shall not be unreasonably withheld.
     Doane Pet Care Enterprises, Inc. Stock Incentive Plan: the stock incentive plan of the Company of even date herewith.
     Exchange Agreements: the Exchange Agreements, of even date herewith, by and between the Company and each of the Management Stockholders who are a party to such Exchange Agreements, as the same may be amended, modified, supplemented or restated from time to time.
     Governmental Entity: any supranational, national, federal, state, municipal or local governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, court, commission or other similar entity, domestic or foreign.
     Independent Director: any director that may from time to time serve on the Board who is unaffiliated with any Stockholder that has Board designation rights hereunder.
     IPO: an underwritten initial public offering of Common Stock having an aggregate offering value (measured by the Company’s proceeds before underwriters’ discounts and selling commissions) of at least $150 million and after which an established trading market exists for the Common Stock.
     Option: an option to acquire Common Stock.
     Option Stock: Common Stock acquired pursuant to the exercise of Options.

     Person: an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     Registration: the closing of a public offering pursuant to an effective registration statement (including a “take down” of a shelf registration statement) under the Securities Act of 1933, as amended.
     Registration Rights Agreement: the Registration Rights Agreement, of even date herewith, among the parties hereto, as the same may be amended modified, supplemented or restated from time to time.
     Restricted Activity: directly or indirectly owning any interest in, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in any business with any customer, supplier or other person having a business relation with the Company; provided, however, that the term Restricted Activity shall not include passive ownership of less than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Management Stockholder has no active participation in the business of that corporation.
     Rollover Stock: Common stock of Newco acquired by a Management Stockholder pursuant to an Exchange Agreement (as such stock was converted into Common Stock by virtue of the Merger) and Common Stock acquired upon the settlement of Deferred Share Awards (as such term is defined in the Doane Pet Care Enterprises, Inc. Stock Incentive Plan) awarded under the Doane Pet Care Enterprises, Inc. Stock Incentive Plan.
     Rule 144: Rule 144 promulgated under the Securities Act of 1933, as amended.
     Stock Subscription Agreements: collectively, the Subscription Agreements, of even date herewith, between (a) Newco and the other parties thereto and (b) DPC and the Investor Stockholder.
     Subsidiary: any entity a majority of whose outstanding voting securities is owned, directly or indirectly, by the Company.
     Tax: any tax, duty, assessment, charge, or other levy separately or jointly due or payable to, or levied or imposed by any Governmental Entity, including income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value added, alternative/add-on minimum, estimated or other tax, duty, charge or other levy of any kind whatsoever, including any interest, penalty or addition thereto, and any interest with respect to such addition or penalty.
     Transfer: any direct or indirect sale, assignment, mortgage, transfer, pledge, hypothecation or other disposal.
     Transfer Taxes: all transfer, stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties or additions to any such Taxes, and any interest with respect to such addition or penalty) incurred in connection with (i) the issuance, sale and delivery of the Class B common stock of Newco to the Investor Stockholder, (ii) the conversion of such Class B common stock of Newco into Class B Common Stock pursuant to the Merger or (iii) the sale or transfer of the Class B Common Stock by the Investor Stockholder pursuant to this Agreement.
     Voting Agreement: the Voting Agreement, of even date herewith, among the Company, DPC and the Investor Stockholder.

          IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

DOANE PET CARE ENTERPRISES, INC.

By:

Name:
Title:

ONTARIO TEACHERS’ PENSION PLAN BOARD

By:

Name: Glen Silvestri
Title: Portfolio Manager

WILCHESTER INVESTMENTS LIMITED

By:

Name:
Title:

MANAGEMENT STOCKHOLDER

Douglas J. Cahill

Address:	3510 Hampton Avenue
Nashville, Tennessee 37215

Exhibit A
SPOUSAL WAIVER
          [INSERT NAME] hereby waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, which [she] [he] may acquire with respect to the disposition, voting or control of the shares of Common Stock subject to the Stockholders Agreement of Doane Pet Care Enterprises, Inc., dated as of October 24, 2005, as the same may be amended, modified, supplemented or restated from time to time, except for rights in respect of the proceeds of any disposition of such Common Stock.

Name:

Schedule A

	Initial Amount of Common
Stockholder	Stock Held
	Class A Common Stock	Class B Common Stock
OTPP	3,059,978.67	21.32
Douglas J. Cahill	7,475.47	0
Investor Stockholder	0	50